Exhibit 4.1

AMENDED AND RESTATED WARRANT AGREEMENT

AMENDED AND RESTATED WARRANT AGREEMENT dated as of  November 30, 2006 by and between XENOMICS, INC., a Florida corporation  (the “Company”) and GIAN LUIGI BUITONI (the “Lead Investor”).

W I T N E S S E T H:

WHEREAS, the Company issued to the Lead Investor 6,363,636 warrants (each  a “Lead Investor’s Warrant”), each to purchase one unit, containing one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and one Common Stock purchase warrant (the “Warrants,” and collectively with the Common Stock, the “Units”),

WHEREAS, the Company agreed to issue the Lead Investor’s Warrants pursuant to Securities Purchase Agreements dated as of November 14 and 17, 2006  (the “SPA”) among the Company and the Purchasers named therein, including the Lead Investor, and as an inducement for the Lead Investor to assume the role of Executive Chairman and facilitate financing by the Company,

WHEREAS, the Company accepted a proposal by the Lead Investor to amend certain terms of the Lead Investor Warrants in consideration of the issuance of an additional 2,727,272 (the “Additional Warrants’) Lead Investor Warrants containing an option on the Company’s part to put the Additional Warrants to the Lead Investor, at certain times and subject to certain conditions (“Put Option”) on November 30, 2006, and

WHEREAS, the Company and the Lead Investor wish to integrate the terms of the Lead Investors Warrants first issued on November 14, 2006, as amended in this single Amended and Restated Warrant Agreement, which replaces the prior Warrant Agreement, in all respects.

NOW, THEREFORE, in consideration of the premises, the payment by the Lead Investor to the Company of $10.00 (receipt of which is hereby acknowledged), the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Grant.  The Holder (as defined in Section 3 below) is hereby granted the right to purchase, at any time from November 30, 2006 until 5:30 p.m., New York time, to December 31, 2007 (the “Expiration Date”), up to 6,363,636 Units, at an initial purchase price (subject to adjustment as provided in Section 8 hereof) of $0.55 per Unit (the “Exercise Price”), subject to the terms and conditions of this Agreement; provided, on or prior to the time of exercise, the Company shall have received an aggregate of $5.0 million of financing in addition to financing pursuant to the SPA (the “Financing Condition”).  For the purposes of determining whether the Financing Condition has been fulfilled, the gross proceeds of the sale of securities for cash consideration shall be included, without deduction for commission or expenses of such sales and the date such proceeds are received by the Company or deposited in escrow shall be considered the date of completion, provided definitive documentation is executed as accepted by the purchasers of such securities on or before September 5, 2007.  The proceeds of securities sold pursuant to the exercise of the Put Option on or before August 31, 2007 shall be included in the determination of whether the Financing Condition has been fulfilled and those sold thereafter shall be excluded.  If the Company shall not have attained the financing condition on or before August 31, 2007, the Lead Investor’s Warrants shall terminate and be of no further force or effect and thereafter August 31, 2007 shall be deemed the Expiration Date.  The securities issuable upon exercise of the Lead Investor’s Warrant are sometimes referred to herein as the “Lead Investor’s Securities.”

2.             Warrant Certificates.  The warrant certificate (the “Lead Investor’s Warrant Certificate”) to be delivered pursuant to this Agreement shall be in the form set forth in Exhibit A attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions, and other variations as required or permitted by this Agreement.

3.             Exercise of Lead Investor’s Warrant. The Lead Investor’s Warrant is exercisable during the term set forth in Section 1 hereof payable by certified or cashier’s check or money order in lawful money of the United States.  Upon surrender of Lead Investor’s Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the Purchase Price (as hereinafter defined) for the Lead Investor’s Securities (and such other amounts, if any, arising pursuant to Section 4 hereof) at the Company’s principal office currently located at 420 Lexington Avenue, Suite 1701, New York, NY  10170, or the address of the Company’s transfer agent for its Common Stock, the registered holder of a Lead Investor’s Warrant Certificate (“Holder” or “Holders”) shall be entitled to receive a certificate or certificates for the Lead Investor’s Securities so purchased.  The purchase rights represented by each Lead Investor’s Warrant Certificate are exercisable at the option of the Holder or Holders thereof, in whole or in part as to Lead Investor’s Securities.  The Lead Investor’s Warrant may be exercised to purchase all or any part of the Lead Investor’s Securities represented thereby.  In the case of the purchase of less than all the Lead Investor’s Securities purchasable on the exercise of the Lead Investor’s Warrant represented by a Lead Investor’s Warrant Certificate, the Company shall cancel the Lead Investor’s Warrant Certificate represented thereby upon the surrender thereof and shall execute and deliver a new Lead Investor’s Warrant Certificate of like tenor for the balance of the Lead Investor’s Securities purchasable thereunder.

4.             Issuance of Certificates.  Upon the exercise of the Lead Investor’s Warrant and payment of the Purchase Price therefor, the issuance of certificates representing the Lead Investor’s Securities or other securities, properties or rights underlying such Lead Investor’s Warrant, shall be made forthwith (and in any event within five (5) business days thereafter) without further charge to the Holder thereof, and such certificates shall (subject to the provisions of Sections 5 and 7 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

The Lead Investor’s Warrant Certificates and the certificates representing the Lead Investor’s Securities or other securities, property or rights (if such property or rights are represented by certificates) shall be executed on behalf of the Company by the manual or facsimile signature of the then present Chairman or Vice Chairman of the Board of Directors or President or Vice President of the Company, attested to by the manual or facsimile signature of the then present Secretary or Assistant Secretary or Treasurer or Assistant Treasurer of the Company.  The Lead Investor’s Warrant Certificates shall be dated the date of issuance thereof by the Company upon initial issuance, transfer or exchange.

5.             Restriction On Transfer of Lead Investor’s Warrant. The Holder of an Lead Investor’s Warrant Certificate (and its Permitted Transferee, as defined below), by its acceptance thereof, covenants and agrees that the Lead Investor’s Warrant may be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, unless such sale is registered under the Securities Act of 1933, as amended, or an exemption therefrom is available.

6.             Purchase Price.

(a)           Initial and Adjusted Purchase Price. Except as otherwise provided in Section 8 hereof, the initial purchase price of the Lead Investor’s Securities shall be $0.55 per Unit.  The adjusted purchase price shall be the price which shall result from time to time from any and all adjustments of the initial purchase price in accordance with the provisions of Section 8 hereof.

(b)           Purchase Price. The term “Purchase Price” herein shall mean the initial purchase price or the adjusted purchase price, depending upon the context.

7.             Registration Rights.

(a)           Registration Under the Securities Act of 1933, as amended (“Act”). The Lead Investor’s Warrant may have not been registered under the Act.  The Lead Investor’s Warrant Certificates may bear the following legend:

The securities represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”), and may not be offered for sale or sold except pursuant to (i) an effective registration statement under the Act, or (ii) an opinion of counsel, if such opinion and counsel shall be reasonably satisfactory to counsel to the issuer, that an exemption from registration under the Act is available.

(b)           Piggyback Registration.  If the Company should file a registration statement with the Commission under the Act (other than in connection with a merger or other business combination transaction or pursuant to Form S-8), it will give written notice at least twenty (20) calendar days prior to the filing of each such registration statement to the Lead Investor and to all other Holders of the Lead Investor’s Warrant and/or the Lead Investor’s Securities of its intention to do so.  If an Lead Investor or other Holders of the Lead Investor’s Warrant and/or the Lead Investor’s

Securities notify the Company within fifteen (15) calendar days after receipt of any such notice of its or their desire to include any Lead Investor’s Securities in such proposed registration statement, the Company shall afford the Lead Investor and such Holders of the Lead Investor’s Warrant and/or Lead Investor’s Securities the opportunity to have any such Lead Investor’s Securities registered under such registration statement.  Notwithstanding the provisions of this Section 7(b) and the provisions of Section 7(c), the Company shall have the right at any time after it shall have given written notice pursuant to this Section 7(b) (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

(c)           Covenants of the Company With Respect to Registration.  In connection with any registrations under Sections 7(b) hereof, the Company covenants and agrees as follows:

(1)           The Company shall use its best efforts to have any registration statement declared effective at the earliest possible time, and shall furnish each Holder desiring to sell Lead Investor’s Securities such number of prospectuses as shall reasonably be requested.

(2)           The Company shall pay all costs (excluding fees and expenses of Holders’ counsel and any underwriting discounts or selling fees, expenses or commissions), fees and expenses in connection with any registration statement filed pursuant to Sections 7(b) and 7(c) hereof including, without limitation, the Company’s legal and accounting fees, printing expenses, blue sky fees and expenses.

(3)           The Company will use its best efforts to qualify or register the Lead Investor’s Securities included in a registration statement for offering and sale under the securities or blue sky laws of such states as reasonably are requested by the Holders, provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

(4)           The Company shall indemnify the Holders of the Lead Investor’s Securities to be sold pursuant to any registration statement and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement, but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Lead Investor contained in Section 8 of the Underwriting Agreement.

(5)           The Holders of the Lead Investor’s Securities to be sold pursuant to a registration statement, and their successors and assigns, shall indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 8 of the Underwriting Agreement pursuant to which the Lead Investor has agreed to indemnify the Company.

(6)           Nothing contained in this Agreement shall be construed as requiring the Holders to exercise their Lead Investor’s Warrant prior to the initial filing of any registration statement or the effectiveness thereof, provided that such Holders have made arrangements reasonably satisfactory to the Company to pay the exercise price from the proceeds of such offering.

(7)           The Company shall furnish to each Lead Investor for the offering, if any, such documents as such Lead Investor may reasonably require.

(8)           The Company shall as soon as practicable after the effective date of the registration statement, and in any event within 15 months thereafter, make “generally available to its security holders” (within the meaning of Rule 158 under the Act) an earnings statement (which need not be audited) complying with Section 11(a) of the Act and covering a period of at least 12 consecutive months beginning after the effective date of the registration statement.

(9)           The Company shall deliver promptly to each Holder participating in the offering requesting the correspondence described below and any managing Lead Investor copies of all correspondence between the Commission and the Company, its counsel or auditors with respect to the registration statement and permit each Holder and Lead Investor to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. (“NASD”). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder shall reasonably request.

8.             Certain Adjustments

(a)           Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Warrant), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted.  Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)           Subsequent Equity Sales.

i.      If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Lead Investor’s Securities issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.

ii.     If the Company or any Subsidiary there, as applicable, at any time while this Warrant is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the VWAP on either the Trading Day immediately prior to the date agreements for such issuance are entered into or the date such issuance is consummated, whichever results in a higher VWAP, but more than the then effective Exercise Price (which is addressed in 8(b)(i) above) (such lower price, the “Market Base Price” and such issuances collectively, a “Market Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Market Dilutive Issuance) then the Exercise Price shall be reduced to a price determined by multiplying the then effective Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Market Dilutive Issuance plus the number of shares of Common Stock which the aggregate offering price for such Market Dilutive Issuance would purchase at the then Market Base Price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Market Dilutive Issuance plus the number of shares of

Common Stock so issued or issuable in connection with the Market Dilutive Issuance and the number of Lead Investor’s Securities issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment..

iii.    Such adjustments shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 8(b), upon the occurrence of any Dilutive Issuance or Market Dilutive Issuance, as applicable, after the date of such Dilutive Issuance or Market Dilutive Issuance, as applicable, the Holder is entitled to receive a number of Lead Investor’s Securities based upon the Base Share Price or the price determined pursuant to 8(b)(ii), as applicable, regardless of whether the Holder accurately refers to the Base Share Price or such price determined pursuant to 8(b)(ii) in the Notice of Exercise.

(c)           Pro Rata Distributions.  If the Company, at any time prior to the Termination Date, shall distribute to all holders of Common Stock (and not to Holders of the Warrants) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 8(b)), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(d)           Fundamental Transaction. If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Unit that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, (a) upon exercise of this Wrrant, the number of shares of Common Stock and Warrant of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event or (b) if the Company is acquired in an all cash transaction, cash equal to the value of this Warrant as determined in accordance with the Black-Scholes option pricing formula.  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3(d) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(e)           Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(f)            Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(g)           Notice to Holders.

i.                      Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 8, the Company shall promptly mail to each Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Company issues a variable rate security, despite the prohibition thereon in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction (as defined in the Purchase Agreement).

ii.     Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to exercise this Warrant during the 20-day period commencing on the date of such notice to the effective date of the event triggering such notice.

9.             Exchange and Replacement of Warrant Certificates.  Each Lead Investor’s Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered Holders at the principal executive office of the Company, for a new Lead Investor’s Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of Lead Investor’s Securities in such denominations as shall be designated by the Holders thereof at the time of such surrender.

10.           Loss, Theft etc. of Certificates  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Lead Investor’s Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Lead Investor’s Warrant Certificates, if mutilated, the Company will make and deliver a new Lead Investor’s Warrant Certificate of like tenor, in lieu thereof.

11.           Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Lead Investor’s Warrant, nor shall it be required to issue scrip or pay cash in lieu of fractional interests; provided, however, that if a Holder exercises all Lead Investor’s Warrant held of record by such

Holder the fractional interests shall be eliminated by rounding any fraction to the nearest whole number of shares of Common Stock or other securities, properties or rights.

12.           Reservation and Listing of Securities. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock and Warrants, solely for the purpose of issuance upon the exercise of the Lead Investor’s Warrant, such number of shares of Common Stock and Warrants or other securities and properties or rights as shall be issuable upon the exercise thereof.  The Company covenants and agrees that, upon exercise of Lead Investor’s Warrant and payment of the Purchase Price therefor, all the shares of Common Stock and Warrants issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder.  As long as the Lead Investor’s Warrant shall be outstanding, the Company shall use its best efforts to cause the Common Stock and Warrants to be listed (subject to official notice of issuance) on all securities exchanges on which the Common Stock issued to the public in connection herewith may then be listed or quoted.

13.           Notices to Lead Investor’s Warrant Holders. Nothing contained in this Agreement shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Lead Investor’s Warrant and their exercise, any of the following events shall occur:

(a)           the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

(b)           the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

(c)           a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed; then, in any one or more of said events, the Company shall give written notice of such event at least fifteen (15) calendar days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be.  Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, or the issuance of any convertible or exchangeable securities, or subscription rights, options or warrants, or any proposed dissolution, liquidation, winding up or sale.

14.           Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or five days after being mailed by registered or certified mail, return receipt requested.  If to the registered Holders of the Lead Investor’s Warrant, to the address of such Holders as shown on the books of the Company; or if to the Company to 420 Lexington Avenue, Suite 1701, New York, NY  10170, or to such other address as the Company may designate by notice to the Holders.

15.           Supplements and Amendments.  The Company and the Lead Investor may from time to time supplement or amend this Agreement without the approval of any Holders of Lead Investor’s Warrant Certificates (other than the Lead Investor) in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to make any other provision in regard to matters or questions arising hereunder which the Company and the Lead Investor may deem necessary or desirable and which the Company and the Lead Investor deem shall not adversely affect the interests of the Holders of Lead Investor’s Warrant Certificates.

16.           Successors.  All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Lead Investor, the Holders and their respective successors and assigns hereunder.

17.           Governing Law; Submission to Jurisdiction. This Agreement and each Lead Investor’s Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said state without giving effect to the rules of said state governing the conflicts of laws.

18.           Entire Agreement; Modification.  This Agreement (including the Underwriting Agreement, to the extent portions thereof are referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and thereof.  This Agreement may not be modified or amended except by a writing duly signed by the Company and the Holders of a Majority in Interest of the Lead Investor’s Securities (for this purpose, treating all then outstanding Lead Investor’s Warrants as if they had been exercised).

19.           Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

20.           Captions.  The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

21.           Benefits of this Agreement.  Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Lead Investor and any other registered Holders of the Lead Investor’s Warrant Certificates or Lead Investor’s Securities any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Lead Investor and any other Holders of the Lead Investor’s Warrant Certificates or Lead Investor’s Securities.

22.           Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

23.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company, the Lead Investor and their respective successors and assigns and the Holders from time to time of the Lead Investor’s Warrant Certificates or any of them.

[Signature on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

XENOMICS, INC.

By:
Frederick Larcombe, CFO

Gian Luigi Buitoni

Exhibit A

XENOMICS, INC.

WARRANT CERTIFICATE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND MAY NOT BE OFFERED FOR SALE OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (ii) AN OPINION OF COUNSEL, IF SUCH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

EXERCISABLE COMMENCING NOVEMBER 30, 2006 THROUGH
5:30 P.M., NEW YORK TIME ON DECEMBER 31, 2007

No. LI-1

This Warrant Certificate certifies that Gian Luigi Buitoni or registered assigns, is the registered holder of this Warrant is entitled to purchase (subject to the conditions of the Warrant Agreement) initially, at any time from November 30, 2006, until 5:30 p.m., New York time on December 31, 2007 (the “Expiration Date”), up to 6,363, 636 units, each consisting of one share of Common Stock, $0.0001 par value (the “Common Stock”) and one Common Stock purchase warrant (the “Warrants”) of  Xenomics, Inc. (the “Company”) exercisable at an initial purchase price of $0.55 per share (the “Purchase Price”), upon the surrender of this Warrant Certificate and payment of the applicable Purchase Price at an office or agency of the Company, but subject to the conditions set forth herein and in the Amended and Restated Warrant Agreement, dated as of November 30, 2006, by and between the Company and Gian Luigi Buitoni (the “Warrant Agreement”).  Payment of the Purchase Price shall be made by certified or cashier’s check or money order payable to the order of the Company, or surrender as provided in the Warrant Agreement.

No Warrant may be exercised after 5:30 p.m., New York time, on the Expiration Date, at which time all Warrant evidenced hereby, unless exercised prior thereto, shall thereafter be void.

The Warrant evidenced by this Warrant Certificate is part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement between the Company and the Lead Investor, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrant.

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The Warrant Agreement provides that upon the occurrence of certain events the Purchase Price and the type and/or number of the Company’s securities issuable upon the exercise of this Warrant, may, subject to certain conditions, be adjusted.  In such event, the Company will, at the request of the holder, issue a new Warrant Certificate evidencing the adjustment in the Purchase Price and the number and/or type of securities issuable upon the exercise of the Warrant; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the holder as set forth in the Warrant Agreement.

Upon due presentment for registration of transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrant shall be issued to the transferee(s) in exchange as provided herein, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such number of unexercised Warrants.

The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate this __ day of ___________, 200_.

XENOMICS, INC.

By:
Frederick Larcombe, CFO

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FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder
desires to transfer the Warrant Certificate.)

FOR VALUE RECEIVED_______________________________________

hereby sells, assigns and transfers unto _________________________________

(Please print name and address of transferee)

this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _____________________ Attorney, to transfer the within Warrant Certificate on the books of Xenomics, Inc., with full power of substitution.

Dated:

Signature

(Signature must conform in all respects to the
name of holder as specified on the face of the
Warrant Certificate.)

[Signature guarantee]
(Insert Social Security or Other
Identifying Number of Holders)

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FORM OF ELECTION TO PURCHASE

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase ______ units and herewith tenders in payment for such securities a certified or cashier’s check or money order payable to the order of Xenomics, Inc. in the amount of $______, all in accordance with the terms hereof.  The undersigned requests that certificates for such securities be registered in the name of __________________________________________ whose address is __________________________________________________ and that such certificates be delivered to ______________________________________________________________ whose address is ____________________________________________________________.

Dated:

Signature

(Signature must conform in all respects to the name of holder as specified on the face of the Warrant Certificate.)

(Insert Social Security or Other
Identifying Number of Holders)

[Signature guarantee]

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